Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of October 17, 2017, between Allena Pharmaceuticals, Inc. (the “Company”), and Edward Wholihan (the “Executive”). This Agreement shall be effective as of the closing of the first underwritten public offering of the equity securities of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Effective Date”). This Agreement supersedes, amends and restates in all respects any other employment agreements and offer letters between Executive and the Company, including without limitation the Employment Agreement between Executive and the Company dated June 9, 2016 (collectively, the “Superseded Employment Agreements”), except for the Restrictive Covenant Obligations, as defined in Section 8, and that certain Incentive Stock Option Agreement Granted Under 2011 Stock Incentive Plan dated as of September 15, 2016, and attached hereto as Exhibit A, which remain in effect.

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue be employed by the Company beginning on the Effective Date pursuant to the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Position and Duties. The Executive shall serve as the Chief Financial Officer of the Company, shall report to the Chief Executive Officer and shall have responsibilities and duties as may from time to time be prescribed by the Board of Directors of the Company (including any committee of the Board of Directors, the “Board”), commensurate with the customary scope and authority of a Chief Financial Officer. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may engage in religious, charitable or other community activities as long as such activities are disclosed to the Board and do not interfere with the Executive’s performance of the Executive’s duties to the Company. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, the Executive may continue to perform such Board-approved outside professional activities as are set forth on Exhibit B attached hereto. Executive represents that Exhibit B attached hereto is a comprehensive list of all outside professional activities with which Executive is currently involved.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial annual base salary rate shall be $350,600. The Executive’s base salary rate shall be subject to increase by the Board or the Compensation Committee of the Board (the “Compensation Committee”) from time to time and shall not be subject to diminution except as provided in Section 3(e)(i). The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executives.

(b) Incentive Compensation. The Executive shall be eligible to receive annual cash incentive compensation as determined by the Board or the Compensation Committee from time to time based upon achievement of corporate goals and the Executive’s personal goals, in each case as adopted by the Board. The Executive’s initial target annual incentive compensation shall be 35 percent of the Executive’s annual base salary. The target annual incentive compensation in effect at any given time is referred to herein as “Target Annual Cash Incentive Compensation” and the actual Annual Cash Incentive Compensation with respect to any given time is the “Annual Cash Incentive Compensation.” To avoid doubt, whether incentive compensation is awarded, the criteria governing any incentive compensation, and the amount of any incentive compensation is in the sole discretion of the Board. Except as provided in Section 5(a), to earn incentive compensation, the Executive must be employed by the Company on the last day of the calendar year to which the incentive compensation applies. Annual Cash Incentive Compensation shall be paid on or before March 15th of the calendar year following the year for which the bonus was earned.

(c) Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executives.

(d) Other Benefits. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement currently maintained or which may, in the future, be made available by the Company generally to its executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Notwithstanding the foregoing or anything else to the contrary, Executive shall be entitled to four (4) weeks paid vacation per year. Executive agrees that he will use his best efforts to schedule his absences at times that do not interfere with the operations of the Company. The Executive’s accrual, use and carryover (if any) of vacation is subject in all respects to the standard written policies of the Company in effect at such time.

3. Termination. The Executive’s employment hereunder is at-will and may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment if (i) the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions (or is expected, based on a reasonable degree of medical certainty, to be unable to perform such functions) with or without reasonable accommodation for a period of 12 continuous months or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. Nothing in this Section shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, unlawful harassment or misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or its affiliates if the Executive were retained in the Executive’s position; (iv) continued non-performance by the Executive of substantially all of the Executive’s responsibilities hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) that has continued for more than 30 days following written notice of such non-performance from the Board; or (v) a breach by the Executive of Section 8 or of any other Restrictive Covenant Obligation. In the event of a breach or violation of subsections (iv) or (v), if the breach or violation is curable as determined by the Board (which determination shall be conclusive), the Executive shall have no more than 30 days to cure such violation after written notice of such breach or violation by the Board (the “Cause Cure Period,”) provided that Executive shall not be entitled to more than one Cause Cure Period in any 12-month period.

(d) Termination by the Company Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause.

(e) Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a material breach of this Agreement by the Company; (iii) a change of greater than 50 miles in the geographic location at which the Executive provides services to the Company; or (iv) a material diminution in the Executive’s duties or responsibilities (each a “Good Reason Condition”). Good Reason Process shall mean that (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason Condition within 60 days of the occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Good Reason Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates employment within 60 days after the end of the Good Reason Cure Period. If the Company cures the Good Reason Condition during the Good Reason Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination due to the Executive’s death, any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon. If the Executive provides the Executive’s Notice of Termination to the Company in accordance with the notice provisions of this Agreement, such Notice is effective immediately, no manifestation of acceptance or assent by the Company is required, and the Executive may not rescind the Notice without the written consent of the Company.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated by the Company for any reason, including for Cause, without Cause or on account of Disability, the date of the Notice of Termination (accounting for any applicable Cause Cure Period); (iii) if the Executive’s employment is terminated by the Executive without Good Reason, 30 days after the date on which a Notice of Termination is given, or (iv) if the Executive’s employment is terminated by the Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Good Reason Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(h) Automatic Resignation of Other Positions. The termination of Executive’s employment with the Company for any reason shall automatically be deemed a resignation by the Executive of any other position held by the Executive with the Company or any affiliate of the Company, whether as an officer, director, fiduciary or otherwise.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive any earned but unpaid base salary, earned but unpaid expense reimbursements, accrued but unused vacation (but only if required by state law or the Company’s vacation policy, and in the event of a conflict between this Agreement and the Company’s policy, the policy shall control) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination.

(b) Termination by the Company Without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, subject to the Executive signing, returning and not revoking a separation agreement to be provided by the Company that includes, among other terms, a general release of claims (the “Release”) within the time period required by the Release but in no event later than 60 days after the Date of Termination:

(i) the Company shall pay the Executive an amount equal to (A) nine (9) months of Executive’s annual Base Salary; and (B) an amount equal to nine (9) months of the Executive’s Target Annual Cash Incentive Compensation for the year preceding the Date of Termination (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s applicable payroll practices over nine (9) months (the nine (9) months after the Date of Termination, the “Severance Period”). The Company shall also pay Executive any earned, unpaid annual bonus for the year immediately prior to the year in which the Date of Termination occurs, subject to Section 2(b);

(ii) subject to the Executive’s election of and eligibility for COBRA rights and copayment of premium amounts at the active employees’ rate as of the Date of Termination (the “Active Employee Premiums”), the Company shall pay the remainder of the premiums for the Executive’s participation in the Company’s group health plans pursuant to COBRA; provided that the Company’s payment obligation shall cease upon the earliest of the end of the Severance Period, the Executive’s eligibility for group health insurance from another employer, or the expiration of the Executive’s rights under COBRA. As a condition of eligibility for such payments, the Executive (A) authorizes the deduction of the Active Employee Premiums from the Severance Amount; and (B) shall promptly respond fully to any reasonable inquiries from the Company related to the Executive’s COBRA eligibility; and

(iii) the amounts payable under this Section 4(b) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5. Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control (as defined below). These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment by the Company without Cause or by the Executive for Good Reason, if either such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

(a) Change in Control. If within 12 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause or the Executive terminates the Executive’s employment for Good Reason, then, in either case subject to the signing of the Release by the Executive and the Release becoming fully effective, all within the time frame set forth in the Release but in no event later than 60 days following the Date of Termination:

(i) the Company shall pay the Executive a lump sum amount equal to one times the sum of (A) twelve (12) months of the Executive’s then current Base Salary; and (B) the Executive’s Target Annual Cash Incentive Compensation for the year in which the Date of Termination occurs;

(ii) The Company shall pay the Executive a prorated portion of the Executive’s Target Annual Cash Incentive Compensation under Section 2(b) for the year in which the Date of Termination occurs, payable when such Annual Cash Incentive Compensation would otherwise be paid, which to avoid doubt shall be no later than March 15 of the year following the year in which the Date of Termination occurs;

(iii) The Company shall also pay Executive any earned, unpaid annual bonus for the year immediately prior to the year in which the Date of Termination occurs, subject to Section 2(b);

(iv) subject to the Executive’s election of and eligibility for COBRA rights and copayment of the Active Employee Premiums, the Company shall pay the remainder of the premiums for the Executive’s participation in the Company’s group health plans pursuant to COBRA; provided that the Company’s payment obligation shall cease upon the earliest of the date that is twelve (12) months after the Date of Termination; the Executive’s eligibility for group health insurance from another employer; or the expiration of the Executive’s rights under COBRA. As a condition of eligibility for such payments, the Executive shall promptly respond fully to any reasonable inquiries from the Company related to the Executive’s COBRA eligibility; and

(v) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all time-based stock options and other time-based stock-based awards granted to the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination; and

(vi) the amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below)

than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”), any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6. Acknowledgement. To avoid doubt, and notwithstanding anything to the contrary in this Agreement, the Executive shall not be entitled to any severance compensation or benefits in connection with a termination due to the Executive’s Disability or death, by the Company for Cause, or by the Executive without Good Reason.

7. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) as a result of the application of Section 409A(a)(2)(B)(i), such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

8. Restrictive Covenants

(a) For the purposes of this Section 8, all references to the “Company” refer to the Company, its affiliates and its and their successors and assigns. The Invention and Nondisclosure Agreement between the Company and Executive dated June 9, 2016 and the Non-Competition and Non-Solicitation Agreement between the Company and Executive dated June 9, 2016, as amended herein (the “Non-Competition Agreement”) (along with any other restrictive covenant obligations the Executive has to the Company, the “Restrictive Covenant Obligations”) are attached hereto as Exhibits C and D and are incorporated by reference as material terms of this Agreement. The Executive hereby reaffirms that Executive’s Restrictive Covenant Obligations are enforceable by the Company and remain in full force and effect.

(b) The Non-Competition Agreement is hereby amended by replacing, in Section 1(a), the words “ALLN-177” with “the development and commercialization of therapeutics to treat rare and severe metabolic and kidney disorders.” The Non-Competition Agreement shall otherwise remain in full effect.

(c) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive shall not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive shall not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(d) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully and at mutually convenient times with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section. For any period of time during which Executive performs obligations under this Section and is not receiving payments of the Severance Amount, the Company shall reimburse the Executive at an hourly rate calculated by dividing the Executive’s Base Salary as of the Date of Termination by 2,080.

(e) Protected Disclosures. The Executive understands that nothing contained in this Agreement limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. The Executive also understands that nothing in this Agreement limits the Executive’s ability to share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information.

(f) Defend Trade Secrets Act of 2016. The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9. Consent to Jurisdiction; Jury Waiver. The parties hereby agree that the state and federal courts of Massachusetts shall be the exclusive jurisdiction and exclusive venue for any such court action. Accordingly, with respect to any such court action, the Executive submits to the exclusive personal jurisdiction of such courts. THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUCH COURT ACTION.

10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, communications and understandings between the parties concerning such subject matter, including without limitation the Superseded Employment Agreements, provided that (and to avoid doubt) the Restrictive Covenant Obligations shall remain in full effect and shall supplement, and shall not limit or be limited by, this Agreement.

11. Absence of Reliance. In signing this Agreement, the Executive acknowledges and agrees that the Executive is not relying upon any promise, communication or representation made by anyone at or on behalf of the Company, the Purchaser or their affiliates with respect to the subject matter herein, except as expressly contained herein.

12. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

13. Reasonable Modification. The Executive and the Company agree and intend that, if any provision of this Agreement, including without limitation Section 8, is found by a court of competent jurisdiction to be unenforceable as written in any respect, such provision shall be deemed to be modified (and shall in fact be so modified) and enforced to its maximum permissible extent. Neither a finding that any provision is unenforceable as written nor any modification of such provision shall affect any other provision of this Agreement, including Section 8, and such other provisions shall remain in full effect.

14. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by (i) a nationally recognized overnight courier service (ii) by registered or certified mail, postage prepaid, return receipt requested, in each case to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board, or (iii) by email to the Executive at the Executive’s Company email address, or personal email address expressly provided by the Executive to the Company, and to the Company at the Company email address of the Company’s Chairperson of the Board.

17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company (which shall not include the Executive) with Board approval.

19. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of Massachusetts, without giving effect to the conflict of laws principles of such State.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21. Assignment and Transfer by the Company; Successors. The Company shall have the right to assign and/or transfer this Agreement to any person or entity, including without limitation the Company’s affiliates and any purchaser of any portion of the Company’s (or its affiliates’) equity or other assets. The Executive expressly consents to such assignment and/or transfer. This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

COMPANY:

Allena Pharmaceuticals, Inc.

By:	/s/ Alexey Margolin
Alexey Margolin
Its:	Chief Executive Officer

EXECUTIVE:

/s/ Edward Wholihan
Edward Wholihan

Exhibit A

Incentive Stock Option Agreement

ALLENA PHARMACEUTICALS, INC.

Incentive Stock Option Agreement

Granted Under 2011 Stock Incentive Plan

1.	Grant of Option.

This agreement evidences the grant by Allena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), on September 15, 2016, (the “Grant Date”) to Edward Wholihan, an employee of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2011 Stock Incentive Plan (the “Plan”), a total of 801,540 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (“Common Stock”) at $0.38 per Share. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on September 15, 2026 (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.

This option will become exercisable (“vest”) as to 25% of the original number of Shares on the first anniversary of the Vesting Commencement Date (as defined below) and as to an additional 2.0833% of the original number of Shares at the end of each successive month following the first anniversary of the Vesting Commencement Date until the fourth anniversary of the Vesting Commencement Date; provided that, (i) in the event of a Reorganization Event (as defined in the Plan) prior to the first anniversary of the Vesting Commencement Date, then the 25% of the original number of Shares that would otherwise have become vested on the first anniversary of the Vesting Commencement Date shall instead immediately become vested upon consummation of the Reorganization Event, with monthly vesting thereafter in equal installments for the following 36 months, and (ii) in the event the Participant’s employment is terminated by the Participant for Good Reason (as defined in that certain Employment Agreement, by and between the Company and the Participant, dated as of June 8, 2016 (the “Employment Agreement”)) or by the Company Without Cause (as defined in the Employment Agreement) within six months prior to or twelve months following a Reorganization Event, then 100% of the Shares shall be fully vested. For purposes of this Agreement, “Vesting Commencement Date” shall mean June 20, 2016.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.	Exercise of Option.

(a) Form of Exercise. Each election to exercise this option shall be accompanied by a completed Notice of Stock Option Exercise in the form attached hereto as Exhibit A, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

(b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee or officer of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d), (e) and (f) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

(d) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e) Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment is terminated by the Company for Cause (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such termination of employment. If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his or her employment by the Company for Cause, and the effective date of such employment termination is subsequent to the date of delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of employment (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate upon the effective date of such termination of employment). If the Participant is party to an employment or severance agreement with the Company that contains a definition of “cause” for termination of employment, “Cause” shall have the meaning ascribed to such term in such agreement Otherwise, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant’s employment shall be considered to have been terminated for Cause if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.

(f) Termination for Good Reason or Without Cause. If, prior to the Final Exercise Date, the Participant’s employment is terminated by the Participant with Good Reason or by the Company Without Cause, this option shall be exercisable within the period of six months following the date of such termination for Good Reason or Without Cause, as the case may be, provided that, subject to any acceleration of vesting in accordance with Section 2 above, this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her termination for Good Reason or Without Cause, and further provided that this option shall not be exercisable after the Final Exercise Date. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

4.	Company Right of First Refusal.

(a) Notice of Proposed Transfer. If the Participant proposes to sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any Shares acquired upon exercise of this option, then the Participant shall first give written notice of the proposed transfer (the “Transfer Notice”) to the Company. The Transfer Notice shall name the proposed transferee and state the number of such Shares the Participant proposes to transfer (the “Offered Shares”), the price per share and all other material terms and conditions of the transfer.

(b) Company Right to Purchase. For 30 days following its receipt of such Transfer Notice, the Company shall have the option to purchase all or part of the Offered Shares at the price and upon the terms set forth in the Transfer Notice. In the event the Company elects to purchase all or part of the Offered Shares, it shall give written notice of such election to the Participant within such 30-day period. Within 10 days after his or her receipt of such notice, the Participant shall tender to the Company at its principal offices the certificate or certificates representing the Offered Shares to be purchased by the Company, duly endorsed in blank by the Participant or with duly endorsed stock powers attached thereto, all in a form suitable for transfer of the Offered Shares to the Company. Promptly following receipt of such certificate or certificates, the Company shall deliver or mail to the Participant a check in payment of the purchase price for such Offered Shares; provided that if the terms of payment set forth in the Transfer Notice were other than cash against delivery, the Company may pay for the Offered Shares on the same terms and conditions as were set forth in the Transfer Notice; and provided further that any delay in making such payment shall not invalidate the Company’s exercise of its option to purchase the Offered Shares.

(c) Shares Not Purchased By Company. If the Company does not elect to acquire all of the Offered Shares, the Participant may, within the 30-day period following the expiration of the option granted to the Company under subsection (b) above, transfer the Offered Shares which the Company has not elected to acquire to the proposed transferee, provided that such transfer shall not be on terms and conditions more favorable to the transferee than those contained in the Transfer Notice. Notwithstanding any of the above, all Offered Shares transferred pursuant to this Section 4 shall remain subject to the right of first refusal set forth in this Section 4 and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 4.

(d) Consequences of Non-Delivery. After the time at which the Offered Shares are required to be delivered to the Company for transfer to the Company pursuant to subsection (b) above, the Company shall not pay any dividend to the Participant on account of such Offered Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Offered Shares, but shall, insofar as permitted by law, treat the Company as the owner of such Offered Shares.

(e) Exempt Transactions. The following transactions shall be exempt from the provisions of this Section 4:

(1) any transfer of Shares to or for the benefit of any spouse, child or grandchild of the Participant, or to a trust for their benefit;

(2) any transfer pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”); and

(3) the sale of all or substantially all of the outstanding shares of capital stock of the Company (including pursuant to a merger or consolidation); provided, however, that in the case of a transfer pursuant to clause (1) above, such Shares shall remain subject to the right of first refusal set forth in this Section 4.

(f) Assignment of Company Right. The Company may assign its rights to purchase Offered Shares in any particular transaction under this Section 4 to one or more persons or entities.

(g) Termination. The provisions of this Section 4 shall terminate upon the earlier of the following events:

(1) the closing of the sale of shares of Common Stock in an underwritten public offering pursuant to an effective registration statement filed by the Company under the Securities Act; or

(2) the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 75% (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

(h) No Obligation to Recognize Invalid Transfer. The Company shall not be required (1) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Section 4, or (2) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

(i) Legends. The certificate representing Shares shall bear a legend substantially in the following form (in addition to, or in combination with, any legend required by applicable federal and state securities laws and agreements relating to the transfer of the Company securities):

“The shares represented by this certificate are subject to a right of first refusal in favor of the Company, as provided in a certain stock option agreement with the Company.”

5. Agreement in Connection with Initial Public Offering.

The Participant agrees, in connection with the initial underwritten public offering of the Common Stock pursuant to a registration statement under the Securities Act, (i) not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any other securities of the Company or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock or other securities of the Company, whether any transaction described in clause (a) or (b) is to be settled by delivery of securities, in cash or otherwise, during the period beginning on the date of the filing of such registration statement with the Securities and Exchange Commission and ending 180 days after the date of the final prospectus relating to the offering (plus up to an additional 34 days to the extent requested by the managing underwriters for such offering in order to address Rule 2711(f) of the National Association of Securities Dealers, Inc. or any similar successor provision), and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering. The Company may impose stop-transfer instructions with respect to the shares of Common Stock or other securities subject to the foregoing restriction until the end of the “lock-up” period.

6. Tax Matters.

(a) Withholding. No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

(b) Disqualifying Disposition. If the Participant disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

7. Transfer Restrictions.

(a) This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

(b) The Participant agrees that he or she will not transfer any Shares issued pursuant to the exercise of this option unless the transferee, as a condition to such transfer, delivers to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of Section 4 and Section 5; provided that such a written confirmation shall not be required with respect to (1) Section 4 after such provision has terminated in accordance with Section 4(g) or (2) Section 5 after the completion of the lock-up period in connection with the Company’s initial underwritten public offering.

8. Provisions of the Plan.

This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this option.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

ALLENA PHARMACEUTICALS, INC.

By:	/s/ Alexey Margolin
Name: Alexey Margolin
Title: President & CEO

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2011 Stock Incentive Plan.

PARTICIPANT:

/s/ Edward Wholihan
Edward Wholihan
Address:

Exhibit A

NOTICE OF STOCK OPTION EXERCISE

Date:                     1

Allena Pharmaceuticals, Inc.

One Newton Executive Park, Suite 202

Newton, MA 02462

Attention: Treasurer

Dear Sir or Madam:

I am the holder of                     2 Stock Option granted to me under the Allena Pharmaceuticals, Inc. (the “Company”) 2011 Stock Incentive Plan on                     3 for the purchase of                     4 shares of Common Stock of the Company at a purchase price of $                    5 per share.

I hereby exercise my option to purchase                     6 shares of Common Stock (the “Shares”), for which 1 have enclosed                     7 in the amount of                     8. Please register my stock certificate as follows:

Name(s):	[9]

Address:

[1]	Enter the date of exercise
[2]	Enter either “an Incentive” or “a Nonstatutory”.
[3]	Enter the date of grant.
[4]	Enter the total number of shares of Common Stock for which the option was granted.
[5]	Enter the option exercise price per share of Common Stock.
[6]	Enter the number of shares of Common Stock to be purchased upon exercise of all or part of the option.
[7]	Enter “cash”, “personal check” or if permitted by the option or Plan, “stock certificates No. XXXX and XXXX”.
[8]	Enter the dollar amount (price per share of Common Stock times the number of shares of Common Stock to be purchased), or the number of shares tendered. Fair market value of shares tendered, together with cash or check, must cover the purchase price of the shares issued upon exercise.
[9]	Enter name(s) to appear on stock certificate: (a) Your name only; (b) Your name and other name (i.e., John Doe and Jane Doe, Joint Tenants With Right of Survivorship); or (c) In the case of a Nonstatutory option only, a Child’s name, with you as custodian (i.e., Jane Doe, Custodian for Tommy Doe). Note: There may be income and/or gift tax consequences of registering shares in a Child’s name.

I represent, warrant and covenant as follows:

1. I am purchasing the Shares for my own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act

2. I have had such opportunity as I have deemed adequate to obtain from representatives of the Company such information as is necessary to permit me to evaluate the merits and risks of my investment in the Company.

3. I have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

4. I can afford a complete loss of the value of the Shares and am able to bear the economic risk of holding such Shares for an indefinite period.

5. I understand that (i) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 will not be available for at least one year and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register the Shares under the Securities Act.

Very truly yours,

(Signature)

Exhibit B

Outside Activities None.

None.

Exhibit C

Invention and Nondisclosure Agreement

INVENTION AND NON-DISCLOSURE AGREEMENT

This Agreement is made by and between Allena Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and Edward Wholihan (the “Employee”).

In consideration of the employment or the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1. Condition of Employment.

The Employee acknowledges that his/her employment and/or the continuance of that employment with the Company is contingent upon his/her agreement to sign and adhere to the provisions of this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the business’ survival and success.

2. Proprietary and Confidential Information.

(a) The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same far any purposes (other than in the performance of his duties as an employee of the Company) without written approval of the Chief Executive Officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee. While employed by the Company, the Employee will use the Employee’s best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

(b) The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c) The Employee agrees that his her obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and his/her obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

3. Developments.

(a) The Employee will make full and prompt disclosure to the Company of all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 3(b) shall not apply to Developments which do not relate to the harness or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(h) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c) The Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney -in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers (with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments) on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4. Other Agreements.

The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by live terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any non-disclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5. United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

6. Defend Trade Secrets Act Notice; Whistleblowing. The Employee understands that pursuant to the Defend Trade Secrets Act of 2016, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, nothing in this Agreement shall be interpreted or applied to prohibit me from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the Employee reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.

7. Miscellaneous.

(a) Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee lo be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b) Obligations to Third Parties. The Employee acknowledges and represents that this agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

(c) Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d) Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will Continue his employment for any period of time and does not change the at-will nature of his employment.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(g) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. THE COMPANY AND THE EMPLOYEE EACH HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS AGREEMENT OR YOUR EMPLOYMENT BY THE COMPANY.

(i) Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement, provided that, for the avoidance of doubt this Agreement is supplemental to the Non-Competition and Non-Solicitation Agreement between the Employee and the Company. This Agreement may not be modified, changed or discharged in whole or in part except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(j) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

Allena Pharmaceuticals, Inc.

Date:	June 20, 2016	By:	/s/ Alexey Margolin

Alexey Margolin

EMPLOYEE:

Date:	June 9, 2016	Print:	Edward Wholihan

		Sign:	/s/ Edward Wholihan

Exhibit D

Non-Competition and Non-Solicitation Agreement

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Agreement is made between Allena Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), with office at One Newton Executive Park, Newton, MA 02462, and Edward Wholihan (the “Employee’”).

1. Non-Competition and Non-Solicitation. While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(a) Engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business with respect to ALLN-177 or other Company research programs while the Employee was employed by the Company; or

Notwithstanding the foregoing, Section 1(a) shall not preclude the Employee from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i) the Division by which the Employee is employed, or to which the Employee provides services, is not competitive with the Company’s business (within the meaning of Section 1(a)), (ii) the Employee does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise which is competitive with the Company’s business (within the meaning of Section 1(a)) (individually, a “Competitive Division” and collectively, the “Competitive Divisions”) and (iii) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprises’ consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to the Employee’s commencement of employment with the Division.

(b) Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company which were contacted, solicited, or served by the Company during the 12-month period prior to the termination or cessation of the Employee’s employment with the Company; or

(c) Either alone or in association with others (i) solicit, induce or attempt to induce, any employee of the Company to terminate his or her employment or other engagement with the Company, or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring of any individual whose employment with the Company has been terminated for a period of six months or longer.

(d) Extension. If the Employee violates the provisions of any of the preceding paragraphs of this Section 1, the Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of one year has expired without any violation of such provisions.

2. Miscellaneous.

(a) Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b) Obligations to Third Parties. The Employee acknowledges and represents that this agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

(c) Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d) Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer. Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of Section 1(a), the term “Company” shall mean and refer to the business of the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.

(f) Interpretation. If any restriction set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(g) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(h) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal Court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. THE COMPANY AND THE EMPLOYEE EACH HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS AGREEMENT OR YOUR EMPLOYMENT BY THE COMPANY

(j) Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral between the Employee and the Company relating to the subject matter of this Agreement provided that for the avoidance of doubt, this Agreement is supplemental to the Allena Employee Invention Non Disclosure Agreement between the Employee and the Company. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement,

(k) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

Allena Pharmaceuticals, Inc.

Date:	June 20, 2016	By:	/s/ Alexey Margolin

Alexey Margolin

EMPLOYEE:

Date:	June 9, 2016	Print:	Edward Wholihan

		Sign:	/s/ Edward Wholihan